Exhibit 99.1

J. Alexander’s Announces Intent to Voluntarily Delist From NASDAQ Global Market

NASHVILLE, Tenn.--(BUSINESS WIRE)--October 9, 2012--J. Alexander’s Corporation (NASDAQ:JAX) (“J. Alexander’s” or the “Company”) announced today that it has submitted written notice to the NASDAQ Global Market (“NASDAQ”) of its intention to voluntarily delist its common stock, par value $.05 per share, with associated Series A Junior Preferred Stock Purchase Rights, from NASDAQ. The Company intends to file a Form 25 with the Securities and Exchange Commission (the “SEC”) on October 19, 2012 to delist its common stock. The common stock will continue to be listed through October 28, 2012 and will be delisted on October 29, 2012. The Company intends to file a Form 15 with the SEC on or about October 29, 2012 in order to terminate the registration of the common stock under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to notify the SEC of the automatic suspension of its public reporting obligations under Sections 13(a) and 15(d) of the Exchange Act.

As previously announced, Fidelity National Financial, Inc. (“Fidelity”), through its indirect, wholly owned subsidiary, New Athena Merger Sub, Inc. (“Merger Sub”), acquired approximately 90.5% of the outstanding shares of the Company’s common stock, on a fully diluted basis, following the successful completion of a tender offer (the “Tender Offer”) for all of the outstanding shares of common stock and Fidelity’s exercise of its option to purchase newly issued shares of common stock directly from the Company. Pursuant to the previously disclosed Amended and Restated Agreement and Plan of Merger dated as of July 30, 2012 among Fidelity, the Company, Merger Sub, and certain affiliates of Fidelity, as amended by that First Amendment to the Amended and Restated Merger Agreement dated as of September 5, 2012, Fidelity intends to complete its acquisition of the Company by effecting a short-form merger (the “Merger”) on or about October 29, 2012 in accordance with the provisions of the Tennessee Business Corporation Act. Pursuant to the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Each share of the Company’s common stock outstanding immediately prior to the effective time of the Merger (other than shares held by Fidelity or any subsidiary of Fidelity, including Merger Sub, which shares will be cancelled without any conversion) will, at the effective time of the Merger, be converted into the right to receive $14.50 per share net to the shareholder in cash, without interest and less any required withholding taxes. As a result of the Merger, the Company will become an indirect, wholly owned subsidiary of Fidelity and a trading market for the Company’s common stock will no longer exist. Additionally, upon the delisting, the Company will qualify to terminate the registration of its common stock under Section 12 of the Exchange Act and exit the SEC periodic reporting system. The common stock will not be listed or registered on another national securities exchange or for quotation in a quotation medium.

As of the date of the filing of the Form 15, the Company’s obligation to file certain reports under the Exchange Act, including Forms 10-K, 10-Q and 8-K, will be immediately suspended, and other filing requirements will terminate upon the effectiveness of the deregistration, which should occur 90 days after the filing of the Form 15.

About J. Alexander’s Corporation

J. Alexander’s Corporation operates 33 J. Alexander’s restaurants in 13 states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib or beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

Forward Looking Statements

This press release contains forward-looking statements relating to the acquisition of J. Alexander’s Corporation by Fidelity National Financial, Inc. and its affiliates. These statements are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The actual results of the transaction could vary materially as a result of a number of factors, including: unexpected delays or impediments to the merger of the Company and Merger Sub; the effects of disruptions from the transaction; the risk of shareholder litigation in connection with the transaction and any related significant costs of defense, indemnification and liability; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended January 1, 2012 and quarterly and current reports on Form 10-Q and 8-K, as well as the solicitation/recommendation statement on Schedule 14D-9 filed by the Company, together with any amendments or supplements thereof. These forward-looking statements reflect the Company’s expectations as of the date of this press release. The Company undertakes no obligation to update the information provided herein.

CONTACT:
J. Alexander’s Corporation
R. Gregory Lewis, 615-269-1900
Chief Financial Officer